Exhibit 99.1

AutoNation Names Chief Financial Officer

FORT LAUDERDALE, FL (January 4, 2007) – AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, announced today that it has appointed Michael J. Short as executive vice president and chief financial officer effective January 15, 2007. Short, 45, joins AutoNation from Universal Orlando where he has served as chief financial officer since 2000. Short will report to Mike Jackson, AutoNation’s chairman and chief executive officer.

“AutoNation is looking forward to having a seasoned finance executive of Mike’s caliber join our team,” said Jackson. “He brings AutoNation both financial and strategic experience that will enhance our corporate initiatives. Mike’s professionalism, insight and expertise are what our customers, associates and shareholders can count on for continued success here at AutoNation.”

In addition to his role at Universal Orlando, Short served in finance and corporate development positions at Joseph E. Seagram & Sons, Inc. and IBM Corporation. Before that, he was a helicopter pilot and tactics instructor for the United States Navy, based out of Norfolk, Virginia. He holds an MBA from Columbia University in New York and a bachelor’s degree from the United States Naval Academy in Annapolis, Maryland.

Short will succeed Alex McAllister, who has served as the interim chief financial officer of AutoNation since September 1, 2006. McAllister also serves as vice president – corporate controller of AutoNation and will continue to serve in this role until March 31, 2007 (or earlier upon the appointment of a new corporate controller), when he is expected to retire from AutoNation.

“We greatly appreciate Alex McAllister’s service to AutoNation,” said Jackson. “Alex has served the company well in the role of interim chief financial officer. Alex has also been a great asset of the company during his tenure as corporate controller for the last six years, playing a key role in our effort to bring greater transparency and clarity to our financial reporting over this time period.”

ABOUT AUTONATION, INC.

AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America’s largest automotive retailer and a component of the Standard and Poor’s 500 Index. AutoNation has approximately 27,000 full-time employees and owns and operates 334 new vehicle franchises in 16 states. For additional information, please visit http://corp.AutoNation.com or www.AutoNation.com, where more than 100,000 vehicles are available for sale.

FORWARD-LOOKING STATEMENTS

Certain statements and information included in this release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, estimates and expectations is contained in the Company’s SEC filings. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.